Exhibit j.2

TORTOISE PIPELINE & ENERGY FUND, INC.
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of January 29, 2016, to the Custody Agreement, dated as of October 17, 2011, (the “Agreement”), is entered into by and between TORTOISE PIPELINE & ENERGY FUND, INC., a Maryland corporation (the “Fund”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TORTOISE PIPELINE & ENERGY FUND, INC.	U.S. BANK, N.A.

By:	/s/ P. Bradley Adams	By:	/s/ Michael R. McVoy

Name:	P. Bradley Adams	Name:	Michael R. McVoy

Title:	CEO	Title:	Senior Vice President

Amended Exhibit C-Custody Agreement -Tortoise Pipeline & Energy Fund, Inc.
Custody Services Fee Schedule at February, 2016

Annual Fee Based Upon Market Value Per Fund
0.40 basis point on average daily market value of all long securities and cash held in the entire portfolio. Minimum annual fee per fund - $4,800
Plus portfolio transaction fees

Portfolio Transaction Fees
•	$4.00 - Book entry OTC transaction, Federal Reserve transaction, principal paydown.
•	$5.50 - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction.
•	$8.00 - Option/SWAPS/future contract written, exercised or expired.
•	$15.00 - Mutual fund trade, Fed wire, margin variation Fed wire.
•	$50.00 - Physical security transaction.
•	$5.00 - Check disbursement (waived if U.S. Bancorp is Administrator).

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee (Fund Complex)*
•	$3,000 per year (Waived)

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
•	Additional global sub-custodial fees for Canada, Japan and Euroclear are attached.
•	Available but not included above are additional fees for global servicing outside of Canada, Japan and Euroclear.
•	Sub Advised Funds - $500 per custody account per year
•	$150.00 - Segregated account per year
•	No charge for the initial conversion free receipt.
•	Overdrafts - charged to the account at prime interest rate plus 2 unless a line of credit is in place.

Fees are calculated pro rata and billed monthly.

Amended Exhibit C (continued) - Custody Agreement - Tortoise Pipeline & Energy Fund, Inc. - Global Sub-Custodial Services Annual Fee Schedule at February, 2016

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Canada	All	$5
Euromarkets*	All	$5
Japan	All	$10

*Euromarkets - Non-Eurobonds: Surcharges vary by local market.

*Safekeeping and transaction fees are assessed on security and currency transactions.

Annual Base Fee - A monthly base fee per account (fund) will apply based on the number of foreign securities held. (Waived)
•	1-25 foreign securities : $500
•	26-50 foreign securities : $1,000
•	Over 50 foreign securities : $1,500

•
Euroclear - Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

•	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Miscellaneous Expenses
•
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

•
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses . Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees.